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                                                                   EXHIBIT 10.30

December 10, 1999


Mr. S. Wayne Kay
8262 Private Lane
Annandale, VA  22003

Dear Wayne,

     On behalf of Neoforma, Inc. (the "Company"), I am pleased to offer you a position with the Company based upon the following terms:

     1. Position. Upon acceptance of this offer, you will become a Senior Vice President, reporting to Bob Zollars, our CEO. You will be expected to devote at least forty (40) hours per week to the performance of your duties and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties. This offer is contingent upon your background check clearing without incident.

     2. Effective Date. The effective date of employment shall be ____________.

     3. AT-WILL EMPLOYMENT. YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITUTES "AT-WILL" EMPLOYMENT. AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON. SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR ANY REASON OR FOR NO REASON AND THAT THE TERMS OF YOUR EMPLOYMENT, INCLUDING BUT NOT LIMITED TO PROMOTION, DEMOTION, TRANSFER, COMPENSATION, BENEFITS, DUTIES AND LOCATION OF WORK MAY BE CHANGED AT ANY TIME, FOR ANY REASON OR FOR NO REASON IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, DAMAGES, AWARDS OR COMPENSATION OTHER THAN AS MAY OTHERWISE BE AVAILABLE IN ACCORDANCE WITH THE COMPANY'S ESTABLISHED EMPLOYEE PLANS AND POLICIES AT THE TIME OF TERMINATION.

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     4. Compensation. The Company will pay you a salary of $200,000 per annum, less applicable withholdings, payable in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The company will review your performance initially after 6 months of employment. Your salary and performance may be reviewed at least annually by the President and or the Company's board of directors. You will be eligible for a quarterly bonus of up to $12,500 based on your achievement of your MBO's. Additionally, you will receive a sign-on bonus of $40,000, payable in two installments $20,000 on your first pay period the remaining $20,000 following 90 days of employment. Should you and the company mutually agree that you should relocate to Santa Clara, the company will reimburse you for the reasonable and customary relocation expenses. Should your employment end prior to one year of service, the relocation expenses and sign-on bonus will be due and payable in full.

     5. Vacation and Benefits. Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.25 days of paid time off ("PTO") for each full month you are employed by the Company. Vacation days and sick leave shall both be deducted from your accrued PTO. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time. Please contact Human Resources if you would like additional information regarding benefits.

     6. Stock Option. Subject to action by the Company's board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an option (the "Option") to purchase 200,000 shares of the Company's Common Stock pursuant to the Company's 1998 Incentive Stock Plan (the "Plan") adopted by the board of directors and stockholders of the Company. The exercise price of the Option will be the fair market value of the Company's Common Stock on the date of grant as determined by the Company's board of directors. The Option will vest over four (4) years with one quarter (1/4) of the shares vesting at the end of one full year following your effective date of employment with the Company and an additional one forty-eighth (1/48) of the shares will vest each full month thereafter until all of the shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company.

     7. Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

     8. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.


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     9. Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) representing stock options granted to you, if any, under the Plan and the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

     10. Entire Agreement. This offer letter, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

     11. Amendment. This agreement can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing.

     12. Governing Law. This agreement will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

     We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

                                    Sincerely,

                                    NEOFORMA, INC.



                                    By:
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                                        Annette Ohl, Director of Human Resources
AGREED AND ACCEPTED:


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